Exhibit 99.1

May 17, 2010

LIBERTY MEDIA LLC ANNOUNCES RESULTS OF THE TENDER OFFER FOR ITS
5.70% SENIOR NOTES DUE 2013 AS OF THE EARLY TENDER DATE

ENGLEWOOD, Colorado — Liberty Media LLC (“Liberty”), a wholly-owned subsidiary of Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB), today announced that, as of 5:00 p.m., New York City time, on May 14, 2010 (the “Early Tender Date”), it has received tenders of $518,448,000 aggregate principal amount of its outstanding 5.70% Senior Notes due 2013 (CUSIP No. 530718AC9) (the “Notes”), pursuant to Liberty’s previously announced cash tender offer for the Notes (the “Tender Offer”).

On May 3, 2010, Liberty commenced the Tender Offer for up to $400 million aggregate principal amount (the “Tender Cap”) of Notes at a purchase price per $1,000 principal amount determined in accordance with the procedures of a modified “Dutch Auction” as more fully described in the Offer to Purchase, dated May 3, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal.

As of the Early Tender Date, according to the Depositary for the Tender Offer, Liberty received valid tenders from holders of $518,448,000 aggregate principal amount of Notes at various bid prices within the acceptable bid price range of $1,010.00 to $1,045.00 per $1,000 principal amount.  This represents approximately 64.6% of the outstanding principal amount of Notes.  Holders who validly tendered and did not withdraw their Notes on or prior to the Early Tender Date, and whose Notes are purchased pursuant to the Tender Offer, will be entitled to receive the total consideration payable under the Tender Offer, which includes an “Early Tender Payment” of $30.00 for each $1,000 principal amount of Notes so purchased.

Pursuant to the Offer to Purchase, holders of Notes may tender their Notes after the Early Tender Date.  However, any such tender will not be entitled to receive the Early Tender Payment.

As the Withdrawal Date of 5:00 p.m., New York City time, on May 14, 2010 has passed, previously tendered Notes can no longer be withdrawn, and holders who tender Notes after the Withdrawal Date will not have withdrawal rights.  The Tender Offer will expire at 12:00 Midnight, New York City time, on May 28, 2010, unless extended (the “Expiration Date”).

Because the aggregate amount of Notes validly tendered and not withdrawn as of the Early Tender Date is greater than the Tender Cap, Liberty will accept Notes validly tendered in the Tender Offer on a prorated basis as described in the Offer to Purchase.

Subject to and in accordance with applicable law, Liberty reserves the right to amend, extend or terminate the Tender Offer at any time prior to the Expiration Date.

Additional Information

Liberty Media LLC has retained Barclays Capital Inc. to act as the Dealer Manager for the Tender Offer.  Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer.  Questions regarding the Tender Offer should be directed to Barclays

Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).  Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 873-7700 (toll-free) or (212) 430-3774 (for banks and brokers).  This press release is for informational purposes only.  This press release is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities.  The Tender Offer is being made solely pursuant to the Offer to Purchase and related documents.  The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Liberty Media LLC by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.  None of Liberty, the Dealer Manager or the Information Agent makes any recommendation as to whether holders should tender or refrain from tendering their Notes.  Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender.

About Liberty Media LLC

Liberty Media LLC is a wholly-owned subsidiary of Liberty Media Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Certain statements in this press release may constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media LLC and its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include the risks and factors described in the publicly filed documents of Liberty Media Corporation, the parent of Liberty Media LLC, including its most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  These forward-looking statements speak only as of the date of this press release.  Liberty Media LLC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media LLC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Courtnee Ulrich

Liberty Media LLC

(720) 875-5420